FOR IMMEDIATE RELEASE                   FROM:   MULTI-MARKET RADIO, INC.
                                                150 East 58th Street
                                                New York, NY 10155
                                                212-407-9126
                                                Contact: Cynthia A. Bond

               MULTI-MARKET RADIO ADDS THIRD MYRTLE BEACH STATION


NEW YORK, August 29, 1996 -- Multi-Market Radio, Inc. (NASDAQ: RDIOA) today announced that it has acquired radio station, WMYB(FM), serving the Myrtle Beach, South Carolina market from Puritan Radiocasting Company for $1.1 million. Multi-Market Radio has been providing programming and sells advertising on behalf of the station pursuant to a Local Marketing Agreement (LMA).

The Company currently owns and operates radio station WYAK(FM) and provides programming and sells advertising on radio station WVCO(FM) pursuant to an LMA with an option to purchase; both stations serve the Myrtle Beach market.

Commenting on the acquisition, Michael G. Ferrel, President and Chief Executive Officer said, "We are very pleased to now own this station which joins our two hot country stations creating a strong Myrtle Beach cluster. WMYB, which plays 70s rock, is a good complement to our other stations. We are extremely proud of the clusters of stations we have been creating in this region, and look forward to their continuing contributions to revenues and broadcast cash flow."

Millard S. Younts of Media Services Group brokered the transaction.

In April 1996, SFX Broadcasting, Inc. (NASDAQ: SFXBA) announced that it would acquire Multi-Market Radio. MMR common stock shareholders will receive the stock equivalent of $12.00 per common share, subject to adjustment. It is anticipated that this transaction will close within the next sixty days subject to shareholder approval and the approval of the Federal Communications Commission and certain other conditions. There can be no assurance that the transaction will be consummated.

Multi-Market Radio, headquartered in New York City, currently owns, provides programming for, sells advertising on behalf of or has agreed to acquire the following thirteen stations in seven markets:

        WKSS(FM)  Hartford, CT*
        WHMP(FM)  Springfield/Northampton, MA
        WPKX(FM)  Springfield/Northampton, MA
        WHMP-AM   Springfield/Northampton, MA

                                - more -

        WPLR(FM)  New Haven, CT
        WYBC(FM)  New Haven, CT**





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        WGNE(FM)  Daytona Beach, FL
        WCHZ(FM)  Augusta, GA**
        WKNN(FM)  Biloxi, MS
        WMJY(FM)  Biloxi, MS
        WVCO(FM)  Myrtle Beach, SC***
        WYAK(FM)  Myrtle Beach, SC
        WMYB(FM)  Myrtle Beach, SC

                         *Under contract to be acquired
                **Joint Selling Agreement
                          ***Local Marketing Agreement


In addition, the Company owns KOLL(FM) in Little Rock, AR, which is under contract to be sold.


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